Calculation of Filing Fee Tables
S-8
Joby Aviation, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	31,421,791	$ 4.98	$ 156,480,519.18	0.0001476	$ 23,096.52
Total Offering Amounts:						$ 156,480,519.18		$ 23,096.52
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,096.52
Offering Note
[1]	1a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock that become issuable under the 2021 Incentive Award Plan (the "2021 Plan"), and the 2021 Employee Stock Purchase Plan (the "ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock. 1b.Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange on September 3, 2024, which date is within five business days prior to filing this Registration Statement. 1c. Consists of (i) 27,930,481 additional shares of the Registrant's common stock that became available for issuance on January 1, 2024 under the 2021 Plan, by operation of an automatic annual increase provision therein, (ii) 3,491,310 additional shares of the Registrant's common stock that became available for issuance on January 1, 2024 under the ESPP, by operation of an automatic annual increase provision therein. 1d.The Registrant does not have any fee offsets.